Exhibit 99.1

LBI Media, Inc. Reports First Quarter 2009 Results

Burbank, CA – May 14, 2009 – LBI Media, Inc. today reported its financial results for the three months ended March 31, 2009.

For the three months ended March 31, 2009, net revenues decreased by $4.6 million, or 17.4%, to $21.8 million for the first quarter of 2009 as compared to the same period in 2008.

Commenting on the company’s earnings results, Lenard Liberman, the company’s Executive Vice President and Secretary said, “During the first quarter, we experienced weak revenues across most of our stations as a result of the national recession. While our radio segment outperformed the industry, our TV segment experienced losses of business in line with those seen by our competitors. Our ratings remain strong and our programming continued to drive audience shares across our operations during the first quarter. We also took steps to begin to reduce our operating costs and we expect to demonstrate solid progress in cost management for the full year.”

LBI Media’s national television network, EstrellaTV, remains on track to launch in August of this year. In April, we further strengthened the distribution of the network through a new affiliate agreement with Sunbeam Television which serves the Miami-Fort Lauderdale market, the third largest Hispanic market in the country. And just last week, we added the San Francisco-Oakland-San Jose and Sacramento-Stockton-Modesto DMAs to our EstrellaTV network, which will be covered through our affiliation with the primary channel KTNC Channel 42. We are aggressively moving forward in signing additional affiliate stations in key Hispanic markets and expect to announce such stations over the coming months. We are seeing strong interest in our network from potential affiliates as a result of our top-rated content, enhanced by the experience and support provided to our affiliates by our national advertising sales organization.

Moving forward, LBI Media is focused on expanding the EstrellaTV network station group, continuing to strengthen our internally produced content, driving increased ratings across our radio and TV properties, and monetizing our audience gains. Given the underlying strength of our radio and TV station groups, as well as the upcoming launch of the EstrellaTV network, we believe we are well positioned to grow our audiences and our advertising revenue shares as the economy begins to recover.

Results for the Three Months Ended March 31, 2009

Net revenues decreased by $4.6 million, or 17.4%, to $21.8 million for the three months ended March 31, 2009, from $26.4 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry due to the downturn in the local and U.S. economies.

Net revenues for our radio segment decreased by $1.6 million, or 11.4%, to $12.1 million for the three months ended March 31, 2009, from $13.7 million for the same period in 2008. This change was primarily attributable to a decline in advertising revenue in our Los Angeles market.

Net revenues for our television segment decreased by $3.0 million, or 23.9%, to $9.7 million for the three months ended March 31, 2009, from $12.7 million for the same period in 2008. This decrease was primarily attributable to lower advertising revenue in our California and Texas markets, reflecting the downturn in the local and U.S. economies, partially offset by increased advertising revenue in our Utah market. Our station group did not benefit from any retransmission agreements with cable or satellite companies.

Total operating expenses increased by $50.3 million, or 254.7%, to $70.0 million for the three months ended March 31, 2009, as compared to $19.7 million for the same period in 2008. This increase was primarily the result of a $51.5 million increase in broadcast license impairment charges. Excluding the impact of the impairment charge, total operating expenses decreased by $1.2 million, or 6.1%, to $18.5 million for the three months ended March 31, 2009. This decrease was due to a $1.2 million decline in program and technical expenses, primarily resulting from an increase in our estimate of the period over which our internally-produced programs contribute to our revenues.

Beginning on January 1, 2009, we changed our method of reporting television production costs because we determined that the useful lives of certain of our television programs exceeded one year. If we had not made this change and continued to expense television production costs for these selected programs as incurred, our program and technical expenses would have been approximately $2.3 million higher during the three months ended March 31, 2009. The benefit realized from deferring the period over which television production costs are expensed was partially offset by an increase in music license and rating service fees.

Adjusted EBITDA(1) decreased by $3.4 million, or 37.0%, to $5.8 million for the three months ended March 31, 2009, as compared to $9.2 million for the same period in 2008. This change was primarily the result of the overall decline in radio and television advertising revenues, partially offset by the decrease in program and technical expenses.

We recognized a net loss of $37.4 million for the three months ended March 31, 2009, as compared to a net loss of $5.9 million for the same period of 2008, an increase in net loss of $31.5 million. This change was primarily attributable to the $51.5 million increase in broadcast license impairment charges, partially offset by the $19.9 million change in income tax benefit (provision) and the other changes noted above.

First Quarter 2009 Conference Call

We will host a conference call to discuss our financial results for the three months ended March 31, 2009 on Thursday, May 14, 2009 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 874-1567 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. First Quarter 2009 Results Conference Call”, and providing confirmation code 4122766 to the operator. The conference call will be recorded and made available for replay through Thursday, May 21, 2009. Investors may listen to the replay of the call by dialing (888) 203-1112 and then entering the passcode 4122766.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three months ended March 31, 2009 will be posted on its website at www.lbimedia.com/investors. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The company owns 22 radio stations (fifteen FM and seven AM) and six television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA, Salt Lake City, UT and Phoenix, AZ. The company also owns three television production facilities that it uses to produce television programming.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the company’s radio stations, television stations and studio operations. Forward-looking statements include, but are not limited to, information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see the recent public filings of the company’s parent, LBI Media Holdings, Inc., for information about these and other risks that may affect them. The company and LBI Media Holdings undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

(1)

We define Adjusted EBITDA as net income or loss plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation and amortization, stock-based compensation expense and other non-cash gains and losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash used in operating activities to Adjusted EBITDA.

Results of Operations:

LBI MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Net revenues	$21,809	$26,407

Operating expenses:
Program and technical, exclusive of depreciation and amortization shown below	4,876	6,079
Promotional, exclusive of depreciation and amortization shown below	455	442
Selling, general and administrative, exclusive of depreciation and amortization shown below	10,720	10,727
Depreciation and amortization	2,473	2,483
Impairment of broadcast licenses	51,466	—

Total operating expenses	69,990	19,731

Operating (loss) income	(48,181)	6,676
Interest expense, net of amounts capitalized	(6,952)	(7,408)
Interest rate swap income (expense)	336	(2,668)
Equity in losses of equity method investment	(38)	—
Interest and other income	119	32

Loss before benefit from (provision for) income taxes	(54,716)	(3,368)
Benefit from (provision for) income taxes	17,349	(2,543)

Net loss	$(37,367)	$(5,911)

Adjusted EBITDA (2)	$5,766	$9,159

(2)	Refer to the company’s definition of Adjusted EBITDA on page 1. Also, see the tables at the end of this press release for a reconciliation of net cash used in operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended March 31,
	2009	2008	% Change
Net revenues:
Radio	12,134	13,695	-11%
Television	9,675	12,712	-24%

Total	21,809	26,407	-17%

Total operating expenses before stock-based compensation expense, depreciation and amortization and impairment of broadcast licenses:
Radio	8,428	7,713	9%
Television	7,615	9,535	-20%

Total	16,043	17,248	-7%

Stock-based compensation expense:
Corporate	8	—	100%

Total	8	—	100%

Depreciation and amortization:
Radio	1,258	1,251	1%
Television	1,215	1,232	-1%

Total	2,473	2,483	0%

Impairment of broadcast licenses:
Radio	31,886	—	100%
Television	19,580	—	100%

Total	51,466	—	100%

Operating (loss) income:
Radio	(29,438)	4,731	-722%
Television	(18,735)	1,945	-1,063%
Corporate	(8)	—	-100%

Total	(48,181)	6,676	-822%

Adjusted EBITDA (3)
Radio	3,706	5,982	-38%
Television	2,060	3,177	-35%

Total	5,766	9,159	-37%

(3)	See footnote (1). Also, see the tables at the end of this press release for a reconciliation of operating (loss) income for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$328	$450
Accounts receivable, net	15,923	18,244
Current portion of program rights, net	398	457
Amounts due from related parties	180	175
Current portion of notes receivable from related parties	460	457
Current portion of employee advances	728	744
Prepaid expenses and other current assets	1,638	1,859

Total current assets	19,655	22,386

Property and equipment, net	96,513	95,745
Broadcast licenses, net	240,880	292,343
Deferred financing costs, net	6,871	7,186
Notes receivable from related parties, excluding current portion	2,412	2,399
Employee advances, excluding current portion	941	888
Program rights, excluding current portion	2,975	738
Notes receivable from parent	10,017	9,926
Other assets	5,119	5,420

Total assets	$385,383	$437,031

Liabilities and shareholder’s (deficiency) equity
Current liabilities:
Cash overdraft	$1,596	$395
Accounts payable	3,225	4,414
Accrued liabilities	4,476	4,071
Accrued interest	3,804	8,542
Current portion of long-term debt	1,349	1,347

Total current liabilities	14,450	18,769

Long-term debt, excluding current portion	377,394	369,615
Fair value of interest rate swap	7,291	7,627
Deferred income taxes	6,251	23,691
Other liabilities	1,711	1,684

Total liabilities	407,097	421,386

Shareholder’s (deficiency) equity:
Common stock	—	—
Additional paid-in capital	101,864	101,856
Accumulated deficit	(123,578)	(86,211)

Total shareholder’s (deficiency) equity	(21,714)	15,645

Total liabilities and shareholder’s (deficiency) equity	$385,383	$437,031

Results of Operations (continued):

The table set forth below reconciles net cash used in operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Net cash used in operating activities	$(4,136)	$(4,041)
Add:
Income tax (benefit) expense	(17,349)	2,543
Interest expense and interest and other income, net	6,833	7,376
Less:
Amortization of deferred financing costs	(315)	(312)
Amortization of discount on subordinated notes	(67)	(62)
Amortization of program rights	(143)	(136)
Provision for doubtful accounts	(297)	(245)
Changes in operating assets and liabilities:
Accounts receivable	(2,024)	(5)
Cash overdraft	(1,201)	(773)
Program rights	2,321	1,160
Amounts due from related parties	5	19
Prepaid expenses and other current assets	(220)	(20)
Employee advances	37	130
Accounts payable	868	954
Accrued liabilities	(415)	473
Accrued interest	4,738	5,285
Deferred income taxes	17,440	(2,381)
Other assets and liabilities	(309)	(806)

Adjusted EBITDA	$5,766	$9,159

The following is a reconciliation of operating (loss) income to Adjusted EBITDA for the company’s radio division:

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Radio division operating (loss) income	$(29,438)	$4,731
Depreciation and amortization	1,258	1,251
Impairment of broadcast licenses	31,886	—

Radio division Adjusted EBITDA	$3,706	$5,982

The following is a reconciliation of operating (loss) income to Adjusted EBITDA for the company’s television division:

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Television division operating (loss) income	$(18,735)	$1,945
Depreciation and amortization	1,215	1,232
Impairment of broadcast licenses	19,580	—

Television division Adjusted EBITDA	$2,060	$3,177